UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

E*TRADE Financial Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Stockholders

To Be Held May 6, 2014

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” the “Company,” “us” or “we”), which will be held at The Michelangelo, 152 West 51st Street, The Roman Room (Mezzanine Level), New York, NY 10019, on May 6, 2014 at 8:30 a.m. EDT, for the following purposes:

1.	To elect eleven directors to the Board of Directors to serve until the 2015 Annual Meeting of Stockholders.

2.	To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.

3.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for 2014.

4.	To act upon such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The Board has fixed the close of business on March 7, 2014 as the record date for determining those stockholders entitled to receive notice of, to attend and to vote at the Annual Meeting.

The Company is pleased to continue utilizing the Securities and Exchange Commission rules that allow companies to furnish their proxy materials to their stockholders over the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

It is important that your shares be represented at the Annual Meeting. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL AS SOON AS POSSIBLE. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the attached proxy statement. Unless you have previously requested printed materials or you request a paper copy of our proxy materials in the manner specified in the Internet Availability Notice, you will not receive a paper proxy card.

Please read the proxy materials carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Rodger A. Lawson
Chairman of the Board

March 25, 2014

New York, New York

Stockholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 6, 2014

This Proxy Statement is furnished in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at The Michelangelo, 152 West 51st Street, The Roman Room (Mezzanine Level), New York, NY 10019, on May 6, 2014 at 8:30 a.m. EDT, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These materials were first sent or made available to stockholders on or about March 25, 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on Tuesday, May 6, 2014, at 8:30 a.m. EDT, and at any postponements or adjournments thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (the “Proxy Statement”).

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory non-binding vote to approve compensation paid to our Named Executive Officers (“NEOs”) and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Also, once the business of the Annual Meeting is concluded, representatives from the Company and Deloitte & Touche LLP will be available to respond to questions from stockholders.

What is a “proxy” and how does it work?

The Board is asking for your proxy. A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. If you designate someone as your proxy in a written document, that document also is called a proxy or proxy card. By giving your proxy to the persons named as proxy holders in the proxy card accompanying this Proxy Statement, you authorize them to vote your shares of our common stock, $0.01 par value per share (the “Common Stock”), at the Annual Meeting in the manner you direct. You may vote your shares for, against or abstain for all, some or none of the director nominees and you may choose to vote your shares for, against or abstain with respect to the other matters we are submitting to a vote of our stockholders at the Annual Meeting.

If you complete and submit your proxy in one of the manners described below, but do not specify how to vote, the proxy holders will vote your shares FOR the election of directors as described in “Proposal 1—Election of Directors”; FOR approval of the compensation paid to the Named Executive Officers of the Company as described in “Proposal 2—Advisory Vote to Approve Executive Compensation”; and FOR ratification of the selection of accountants as described in “Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm.”

How can I receive a paper or electronic copy of this Proxy Statement?

We mailed the Internet Availability Notice to our stockholders, except those who had previously requested paper materials. The Internet Availability Notice contains instructions on how to access and review the proxy materials and our 2013 Annual Report on Form 10-K over the Internet. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

Who may vote and how many votes do I have?

Only common stockholders of record at the close of business on March 7, 2014 (the “Record Date”) may vote at the Annual Meeting. On that date there were 288,369,664 outstanding shares of our Common Stock.

All of the outstanding shares of Common Stock are entitled to vote at the Annual Meeting. Stockholders of record on the Record Date will have one vote for each share of Common Stock they hold.

What is the difference between a stockholder of record and a beneficial owner of stock held in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record with respect to those shares and the Internet Availability Notice or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc.

Street Name Holders. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Internet Availability Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

What different methods can I use to vote?

By Written Proxy. All stockholders of record who received an Internet Availability Notice or the proxy materials electronically can request a proxy card at any time by following the instructions on the Internet Availability Notice or on the voting website (www.proxyvote.com). If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record can vote by telephone using the toll-free telephone number on the Internet Availability Notice, or through the Internet by visiting www.proxyvote.com before 11:59 p.m. EDT on May 5, 2014. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.proxyvote.com. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose instructions with the proxy materials.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described below.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible. Please note that the Internet Availability Notice is not a proxy card and it cannot be used to vote your shares.

What does it mean if I receive more than one Internet Availability Notice or Voting Instruction Form?

You may receive more than one Internet Availability Notice or voting instruction form depending on how you hold your shares. You will receive an Internet Availability Notice for shares registered in your name. If you are the beneficial owner of shares held in street name, you may also receive a voting instruction form from your bank or broker asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one Internet Availability Notice or voting instruction form and may have to cast multiple votes. We encourage you to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

Stockholders of record may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting in several ways (the revocation has to be received before the Annual Meeting to be counted):

•	by voting again at www.proxyvote.com or by telephone before 11:59 p.m. EDT on May 5, 2014,

•	by mailing a revised proxy card dated later than the prior proxy, or

•

by notifying our Corporate Secretary in writing that you are revoking your proxy before the Annual Meeting. Our Corporate Secretary may be reached at our principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

You may also revoke your proxy by voting in person at the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting in several ways:

•	by submitting new voting instructions in the manner provided by your bank or broker, or

•	by contacting your bank or broker to request a legal proxy in order to vote your shares at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders of record as of the Record Date, or their duly appointed proxies, and guests of the Company may attend the Annual Meeting.

Stockholders of Record. Please bring photo identification and proof of share ownership with you to the Annual Meeting. For example, the Internet Availability Notice received in connection with this meeting or a bank or brokerage account statement showing you owned Common Stock in the Company on the Record Date is acceptable as proof of share ownership if you are a record holder.

Street Name Holders. If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information. Please bring photo identification and a legal proxy with you to the Annual Meeting.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence of a majority of the outstanding shares of Common Stock entitled to vote, in person or represented by proxy. Your shares will be counted toward the quorum requirement if you have voted by proxy.

Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve each of the proposals?

For “Proposal 1—Election of Directors,” directors will be elected by a majority of the votes cast. “Votes cast” excludes both abstentions and “broker non-votes” (described below). In an uncontested election, such as this year’s election, any director nominee who receives an equal or greater number of votes “against” as compared to votes “for” must tender his or her resignation to the Governance Committee of the Board. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the stockholder vote and will publicly disclose its decision, including its rationale. Please see “Board Meetings and Committees—Majority Voting Policy” below for further details.

For “Proposal 2—Advisory Vote to Approve Executive Compensation,” the outcome of the vote will not be binding on the Board. However, the Board, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote. An affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the item will be considered the approval, by an advisory vote, of the Company’s compensation paid to our Named Executive Officers. Abstentions and broker non-votes will have the same effect as a vote against Proposal 2.

For “Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm,” an affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the item will be considered ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal 3.

If you hold your shares of Common Stock through a bank or broker and you do not instruct the bank or broker on how to vote your shares, your bank or broker may exercise its discretionary authority to vote your shares with regard to Proposal 3, but cannot exercise its discretionary authority to vote your shares regarding Proposals 1 and 2, thus resulting in “broker non-votes.”

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to advise the Company and assist with our solicitation of proxies for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending soliciting materials to beneficial owners and obtaining their votes. In addition to solicitation by mail, proxies may be solicited personally, by telephone or electronic media by our employees.

What if only one copy of the Internet Availability Notice or proxy materials was delivered to multiple stockholders who share a single address?

The Company has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, the Company may deliver a single copy of the Internet Availability Notice (or one copy of this Proxy Statement and the accompanying 2013 Annual Report on Form 10-K, for those stockholders who previously requested paper copies) to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the

Company’s printing and mailing costs, and the environmental impact of its annual meetings. We will deliver promptly, upon written or oral request, a separate copy of the mailing to a stockholder at a shared address to which a single copy of the mailing was delivered. To request a separate delivery of the mailing now or in the future, you may submit a written request to our Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302. You may also send an email to ir@etrade.com or call us at (646) 521-4340. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the same mailings and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

PROPOSAL 1

ELECTION OF DIRECTORS

Listed below are the Company’s eleven directors, each of which have been nominated by the Board for election by the stockholders at the Annual Meeting and have agreed to be named in this Proxy Statement and to serve if elected. Under the Company’s Amended and Restated Certificate of Incorporation, each of the eleven nominees standing for election at this Annual Meeting would, if elected, serve for a term beginning on the date of election and ending at the 2015 Annual Meeting of Stockholders or until his or her earlier resignation or removal. Stephen Willard is not standing for re-election at the Annual Meeting.

In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them FOR the nominees for director listed below. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your Common Stock for any substitute nominee proposed by the Board.

Qualifications of Directors

The Board, acting through its Governance Committee, is responsible for recommending to the stockholders a group of nominees that, taken together, have a significant breadth and diversity of experience, professional expertise, knowledge and abilities to carry out the Board’s responsibilities. Our Governance Committee Charter requires the Governance Committee to periodically review the composition of the Board and its committees in light of the risks, current challenges and needs of the Company and determine whether to add or remove individuals after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience and relations with various constituencies. Our Corporate Governance Guidelines contemplate that a director will not stand for election after reaching age 70. In accordance with the Corporate Governance Guidelines, the Board has approved a waiver of such guideline for Mr. Kanner and Ms. Weaver, both of whom are nominated to stand for re-election at the Annual Meeting.

In presenting this year’s nominees, the Governance Committee considered, among other things, the experience the nominees gained in enhancing their oversight over management in light of the heightened expectations from the Company’s and its subsidiaries’ regulators, their ability to work as a collegial group and their willingness to spend the time necessary to perform their role despite other professional commitments.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and a record of achievement in senior executive capacities, the Governance Committee has included on our Board persons with diverse backgrounds and skills reflecting the needs of the Company.

In evaluating each nominee for service on the Board, the Governance Committee considered the following specific experience and skills of the current Board:

•

experience in a broad range of occupations and industries which provides differing viewpoints and expertise relating to execution of the Company’s business plans. These include banking, brokerage and financial services (Messrs. Carbone, Fahmi, Idzik, Lam and Lawson, Ms. Saeger and Messrs. Sclafani and Velli), technology and e-commerce (Messrs. Flink, Idzik, Lam and Lawson and Ms. Weaver), marketing and consumer retail (Messrs. Flink, Lawson and Mmes. Saeger and Weaver), legal (Mr. Kanner) and enterprise risk management (Messrs. Fahmi, Lam and Lawson); and

•

significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management, auditing and accounting (Messrs. Carbone, Fahmi, Lawson and Sclafani and Ms. Weaver), credit and risk management (Messrs. Fahmi, Lam and Lawson), regulated financial services (Messrs. Carbone, Fahmi, Idzik, Lam, Lawson and Sclafani, Ms. Saeger and Mr. Velli), bank regulation (Mr. Idzik) and corporate governance (Messrs. Kanner and Lam and Ms. Weaver).

Nominees to the Board of Directors:

Name	Principal Occupation	Director Since	Age as of May 6, 2014
Richard J. Carbone	Retired Financial Services Executive	2013	66
Mohsen Z. Fahmi	Senior Portfolio Manager, Moore Capital Management	2013	58
Christopher M. Flink	Partner, IDEO	2013	42
Paul T. Idzik	Chief Executive Officer, E*TRADE Financial Corporation	2013	53
Frederick W. Kanner	Senior Of Counsel, Covington & Burling LLP	2008	71
James Lam	President, James Lam & Associates	2012	53
Rodger A. Lawson	Retired Financial Services Executive	2012	67
Rebecca Saeger	Retired Marketing Executive	2012	59
Joseph L. Sclafani	Retired Banking Executive	2008	65
Joseph M. Velli	Retired Financial Services Executive	2010	56
Donna L. Weaver	Retired Corporate Executive	2003	70

Richard J. Carbone has been a director of the Company since August 2013. Mr. Carbone was formerly Chief Financial Officer of Prudential Financial, Inc. from 1997 through 2013, and served as Executive Vice President until retiring from that position in February 2014. Mr. Carbone brings nearly four decades of experience in financial services, having held senior finance office positions in both the banking and securities industries, including Managing Director and Controller of Salomon Brothers and Senior Vice President and Controller of Bankers Trust Company. He began his career at Price Waterhouse & Co. Mr. Carbone received an M.B.A. from St. John’s University and is a Certified Public Accountant. He was an officer in the United States Marine Corps from 1969 to 1972. Mr. Carbone is also a director on the Board of a non-profit organization focused on helping disabled adults and indigent children. Mr. Carbone is a member of the E*TRADE Bank board and a member of the Audit Committee, where he is designated an audit committee financial expert, and the Compensation Committee.

Mohsen Z. Fahmi has been a director of the Company since July 2013. Mr. Fahmi has over 30 years of experience in global financial services and is currently serving as Senior Portfolio Manager at Moore Capital Management. Since joining Moore Capital in 2003, Mr. Fahmi has held various positions within the firm including Chief Operating Officer. Previously, Mr. Fahmi served as the co-head of the Bond & Currency Proprietary Trading division of Tokai Bank Europe for five years, operating in the global fixed income, foreign exchange and equity markets. His career also included investment and portfolio management roles with a number of other renowned financial institutions, including Salomon Brothers Asset Management, Goldman Sachs, and J.P. Morgan. Mr. Fahmi began his career at The World Bank, holding a number of positions over a 13-year period, including Chief Investment Officer. Mr. Fahmi earned his B.S. in Engineering from Ain Shams University, Cairo. He also holds an M.S. in Engineering from Ohio State University and an M.B.A. from Stanford University. Mr. Fahmi is a member of the E*TRADE Bank board and a member of the Risk Oversight Committee.

Christopher M. Flink has been a director of the Company since October 2013. Mr. Flink has been a Partner with IDEO, a global design and innovation firm, since 1997. In addition to his responsibilities at IDEO, Mr. Flink is a Consulting Associate Professor at Stanford University, his alma mater, with adjunct appointments from both the Graduate School of Business and the School of Engineering. Mr. Flink graduated with a B.S. in Engineering and Product Design from Stanford University in 1994 and an M.S. in Management from Stanford University’s Graduate School of Business in 2005. He is one of the founding faculty members of the “d.school” (the Hasso Plattner Institute of Design at Stanford), where he serves as a member of its leadership team. He also currently serves as a member of the Board of Directors for Fiserv Inc., as well as on Advisory Boards for Target Corporation and JetBlue Airways. Mr. Flink is a member of the E*TRADE Bank board.

Paul T. Idzik has been a director of the Company and Chief Executive Officer since January 2013. Prior to joining the Company, Mr. Idzik was Group Chief Executive of DTZ Holdings plc in London from November 2008 to August 2011. He also spent 10 years at Barclays PLC, first as Chief Administration Officer, then Chief Operating Officer at Barclays Capital Group and then as Group Chief Operating Officer of Barclays PLC. Mr. Idzik began his career as a consultant and spent over a decade with Booz Allen Hamilton, Inc. Mr. Idzik has a B.A. in Economics and Computer Applications from the University of Notre Dame and an M.B.A. in Finance and Accounting from the University of Chicago. He is President of E*TRADE Bank and a member of the E*TRADE Bank board.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is Senior Of Counsel at the law firm of Covington & Burling LLP in New York City since May 2012. He was a partner in the law firm of Dewey Ballantine LLP and subsequently Dewey & LeBoeuf LLP from 1976 until he retired from the full-time practice of law at the end of 2009 and was Of Counsel until 2012. He served as Chairman of Dewey’s Corporate Finance practice for more than 15 years and as a member of its Management Committee for 20 years. He is a member of the board of directors of Financial Guaranty Insurance Company, National Benefit Life Insurance Company (where he serves as Chairman of the Audit Committee) and the Lawyers’ Committee for Civil Rights Under Law. Mr. Kanner received a B.A. in Economics from the University of Virginia and a J.D. from the Georgetown University Law Center. Mr. Kanner is a member of the E*TRADE Bank board and a member of the Audit Committee, the Compensation Committee and the Governance Committee.

James Lam has been a director of the Company since November 2012. Mr. Lam is currently President of James Lam & Associates, a firm focused on corporate governance and risk management, since January 2002. He previously served as Founder and President of ERisk, Chief Risk Officer of Fidelity Investments and Chief Risk Officer of GE Capital Markets Services, Inc. He is the author of the best-selling book, Enterprise Risk Management (Wiley, 2003). Mr. Lam graduated summa cum laude with a B.B.A. from Baruch College in 1983 and received an M.B.A. with honors from UCLA in 1989. In 2004, he was appointed Senior Research Fellow at Peking University. Mr. Lam has taught M.B.A. classes at Babson College and the Hult International Business School. He has also guest lectured at Harvard Business School. Mr. Lam is a member of the E*TRADE Bank board, a member and Chair of the Risk Oversight Committee and a member of the Audit Committee.

Rodger A. Lawson has been a director of the Company since February 2012 and Chairman of the Board since May 2013. Mr. Lawson also served as Lead Independent Director from August 2012 to January 2013. Mr. Lawson is a retired financial services executive who most recently served as President and Chief Executive Officer of Fidelity Investments – Financial Services from 2007 through 2010. Prior to joining Fidelity, Mr. Lawson served in several senior executive roles with Prudential Financial including Vice Chairman of Prudential Financial. He has held numerous other executive positions in financial services, including President and Chief Executive Officer of Van Eck Global, and Chief Executive Officer and Partner of Global Private Banking at Bankers Trust Company. Previously, Mr. Lawson was President and Chief Executive Officer of Fidelity Investments Retail Group and Chief Executive Officer of the Dreyfus Service Corporation. He is currently on the board of directors of UnitedHealth Group, Inc. Mr. Lawson is a member of the E*TRADE Bank board and the Governance Committee.

Rebecca Saeger has been a director of the Company since February 2012. Ms. Saeger served as Executive Vice President at Charles Schwab from 2004 through 2010, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President, Marketing at Visa U.S.A. Previously, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding and Senior Vice President at Ogilvy & Mather. She has served on the board of directors as Chair of the Association of National Advertisers (ANA). She received a B.A. from Muhlenberg College and an M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Saeger is a member of the E*TRADE Bank board and a member of the Governance Committee and Compensation Committee.

Joseph L. Sclafani has been a director of the Company since June 2008. Mr. Sclafani was formerly Executive Vice President and Controller of JPMorgan Chase & Co., responsible for corporate financial operations, regulatory reporting, financial accounting and reporting and accounting policies until December 2006. His 38 years of experience include 27 years at JPMorgan Chase & Co. and its predecessors. Mr. Sclafani also spent 11 years at KPMG as a certified public accountant. He earned a B.A. from St. Francis College in Brooklyn and completed post-graduate studies in finance at Bernard Baruch. Mr. Sclafani is a member of the E*TRADE Bank board, a member and the Chair of the Audit Committee, where he is designated an audit committee financial expert, and is a member of the Risk Oversight Committee.

Joseph M. Velli has been a director of the Company since January 2010. Mr. Velli was formerly Chief Executive Officer of ConvergEx Group, LLC (“ConvergEx”), a global provider of software products and technology services to asset managers and financial intermediaries from October 2006 to November 2013. Prior to that, he was Senior Executive Vice President of The Bank of New York and Chief Executive Officer of BNY Securities Group. During his tenure with the Bank of New York, Mr. Velli led Global Issuer Services, Global Custody and related Investor Services, Consumer Banking and Global Marketing and Sales. He was also Sector Head of Global Issuer Services and Senior Executive Vice President, responsible for Consumer Banking at the Bank of New York. Prior to joining The Bank of New York, Mr. Velli was head of Citibank’s Depositary Receipt business. He currently serves on the board of ConvergEx Group, LLC and Paychex, Inc. and is also a member of the Compensation Committee, Governance Committee, Investment Committee and Executive Committee of Paychex, Inc. Mr. Velli holds an M.B.A. in Finance from Fairleigh Dickinson University and a B.A. in accounting from William Paterson University of New Jersey. Mr. Velli is a member of the E*TRADE Bank board and a member and Chair of the Compensation Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is a retired corporate financial executive and business owner. A Certified Management Accountant, Ms. Weaver received a B.S. in Economics and Finance from the University of Arizona and an M.S. in Management from the Stanford Graduate School of Business. Since 1986, Ms. Weaver has served on the boards of several public and private companies. Ms. Weaver is a member of the E*TRADE Bank board, a member and Chair of the Governance Committee and a member of the Audit Committee and the Risk Oversight Committee.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees as directors listed above.

BOARD MEETINGS AND COMMITTEES

The Board held a total of 13 meetings during 2013. Each current director, other than the directors appointed to the Board in 2013, attended at least 75% of the aggregate of the total number of meetings of (i) the Board and (ii) the committees of the Board on which he or she served. Messrs. Carbone, Fahmi, Flink and Idzik, each of whom was appointed to the Board during 2013, attended at least 75% of all meetings of the Board, and the committees of the Board on which he served, that were held during the period that each individual served as a member of the Board in 2013. Our non-management directors met in executive session without management at least quarterly. The Chairman of the Board led these meetings during 2013. Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. The Company does not have a formal policy regarding director attendance at our annual stockholder meetings; however, 10 of the 12 then-current directors attended the 2013 Annual Meeting of Stockholders.

During 2013, the Board had four standing committees: Audit, Compensation, Governance and Risk Oversight. Each member of the Audit Committee, Compensation Committee, Governance Committee and Risk Oversight Committee met the applicable independence requirements of the NASDAQ Global Select Market (“NASDAQ”). The charters of each of these committees, as well as our Code of Professional Conduct, Corporate Governance Guidelines and Related Party Transactions and Procedures Policy, are available on our website at about.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. We intend to post on our corporate website any amendments to, or waivers from, our Code of Professional Conduct or Related Party Transactions and Procedures Policy that apply to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer. The information on our website is not a part of this Proxy Statement. The committees of the Board, their members during 2013, their primary responsibilities and the number of times the committees met during 2013 are described below.

Committee (1)	Members During 2013	Primary Responsibilities	Number of Meetings
Audit Committee (2)	Joseph Sclafani (Chair) Richard Carbone (3) Frederick Kanner James Lam Donna Weaver Stephen Willard (4)	Reviews the Company’s financial reporting processes. This Committee also reviews the results of the Company’s internal audits and meets with the Company’s independent accountants to review the Company’s internal controls regarding finance and accounting.	13 meetings

Compensation Committee	Joseph Velli (Chair) (5) Richard Carbone (3) Ronald Fisher (6) Frederick Kanner Rodger Lawson (7) Rebecca Saeger Stephen Willard (4)	Recommends to the Board the compensation arrangements for the Company’s senior executives and oversees administration of our benefit plans, including our equity incentive plans. This Committee also reviews the performance of the Chief Executive Officer and the members of the Company’s senior management team at least annually. As discussed in the “Compensation Discussion and Analysis,” this Committee retains an outside consultant.	9 meetings

Committee (1)	Members During 2013	Primary Responsibilities	Number of Meetings
Governance Committee	Donna Weaver (Chair) Frederick Kanner Rodger Lawson (7) Rebecca Saeger Joseph Velli (5) Stephen Willard (4)	Oversees the Board’s and its committees’ governance practices. This Committee also leads any search for new Board members; recommends committee assignments and develops, recommends and oversees compliance with the Company’s Corporate Governance Guidelines and the Company’s Code of Professional Conduct. The Committee also leads the Board’s succession planning activities.	10 meetings

Risk Oversight Committee	James Lam (Chair) Mohsen Fahmi (8) Kenneth Griffin (9) Joseph Sclafani Joseph Velli (5) Donna Weaver Stephen Willard (4)	Identifies, assesses and manages the Company’s risk; defines the risk profile of the Company; manages the financial risk and return for the Company; supervises compliance with legal and regulatory requirements; assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; and evaluates the Company’s strategic planning, including reviewing material strategic transactions and potential material investments by the Company in, or in the Company by, third parties.	11 meetings

(1)	Our Chairman of the Board is invited to attend each committee meeting in which he was not already a member in an ex officio role.

(2)

The Board has determined that Messrs. Carbone and Sclafani are “audit committee financial experts” within the meaning of applicable regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No member of the Audit Committee serves on the audit committee of more than one other public company.

(3)	Mr. Carbone joined the Board effective August 27, 2013. He became a member of the Audit Committee and Compensation Committee effective November 13, 2013.

(4)	Mr. Willard was a member of the Governance Committee until May 8, 2013. Mr. Willard was a member of the Audit Committee until November 13, 2013.

(5)

Mr. Velli became the Chair of the Compensation Committee effective May 9, 2013. He was a member of the Governance Committee until May 8, 2013. He was a member of the Risk Oversight Committee from May 9, 2013 until August 8, 2013.

(6)	Mr. Fisher was a member of the Board and a member and Chair of the Compensation Committee until May 8, 2013.

(7)	Mr. Lawson was a member of the Compensation Committee until May 8, 2013. He became a member of the Governance Committee effective May 9, 2013.

(8)	Mr. Fahmi joined the Board effective July 23, 2013. He became a member of the Risk Oversight Committee effective August 8, 2013.

(9)	Mr. Griffin was a member of the Board and the Risk Oversight Committee until May 8, 2013.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from members of senior management and committees on areas of material risk to the Company, including credit, interest rate, liquidity, market, operational, strategic, reputational, legal, regulatory and compliance risks. In particular, the Risk Oversight Committee assists the Board and senior management, including the Company’s Chief Risk Officer, the Company’s General Counsel and the Company’s Chief Compliance Officer, in the effective identification, assessment and management of the Company’s risks and in working to improve the financial risk and return of the Company. The Risk Oversight Committee reviews financial matters including capital expenditures, asset and liability management and cash management policies, funding and liquidity requirements, capital structure and financing, regulatory capital and ratios and dividend policy, and reviews, challenges and approves the Company’s risk appetite statement, the Company’s policies and procedures for managing operational risk, credit risk, market risk, interest rate risk, liquidity risk, strategic risk, reputational risk, legal risk, treasury risk, regulatory risk and compliance risk, and the Company’s policies governing mergers and acquisitions, principal investments, dispositions of assets and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in evaluating risks arising from Company executive and non-executive compensation programs as well as succession planning for our executive officers. The Governance Committee assists the Board in overseeing risks associated with Board organization, membership and structure, succession planning for our directors, and corporate governance. The Audit Committee assists the Board in overseeing risks associated with financial reporting and internal controls.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. The categorical standards describe various types of relationships that could exist between a Board member and the Company and set thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of NASDAQ and the Board’s own categorical standards (as well as Rule 10A-3(b) of the Exchange Act in the case of Audit Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year, made payments to the Company or received payments from the Company for goods and services, is still presumed independent if such payments were less than the greater of 5% of such other entity’s gross consolidated revenues for such fiscal year and $200,000.

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of 5% of such other entity’s total consolidated assets at the end of such fiscal year and $200,000.

•

A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of 5% of the law firm’s gross revenues for such fiscal year and $200,000.

•

A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of 5% of the investment banking firm’s consolidated gross revenues for such fiscal year and $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that during 2013:

•	Messrs. Carbone, Fahmi, Flink, Kanner, Lam and Lawson, Ms. Saeger, Messrs. Sclafani and Velli, Ms. Weaver and Mr. Willard were each independent.

•	Mr. Idzik was not independent.

In determining that Mr. Velli was independent, the Governance Committee considered a contract for clearing and transfer agent services entered into in 2010 between a subsidiary of the Company and a subsidiary of ConvergEx where Mr. Velli was Chairman and the Chief Executive Officer until November 2013. A subsidiary of the Company conducted a competitive process, without any involvement by Mr. Velli, and ultimately chose ConvergEx to provide the services because the terms and price were substantially better than those offered by other providers. Based upon information received from ConvergEx, these payments to ConvergEx during 2013 represented less than 1% of ConvergEx’s consolidated revenues for the year.

The Board has also determined that each member of the Company’s Audit Committee, Compensation Committee and Governance Committee is independent.

Identifying and Evaluating Director Nominees

The Governance Committee uses various methods to identify director nominees. The Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other parties. While there is no diversity policy or fixed set of qualifications that must be satisfied before a candidate will be considered, we seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. All candidates are then evaluated based on a review of the individual’s qualifications, skills, independence and expertise, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Under our Bylaws, there shall not be less than six nor more than twelve directors concurrently serving on the Board. The Board will reduce its size to eleven directors upon the election of directors at the Annual Meeting. Our Bylaws permit the Board to increase its size within the authorized range and add new directors between stockholder meetings. Any director elected by the Board in accordance with the preceding sentence shall hold office for a term expiring at the next Annual Meeting.

Submission of Director Nominees to the Governance Committee by Stockholders

The Governance Committee will consider director candidates submitted by any stockholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor of the Company. Such recommendations must be mailed to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. Such recommendations should be accompanied by (i) evidence of the stockholder’s stock ownership over the previous twelve months; (ii) a statement that the stockholder is not a competitor of the Company; (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications; and (iv) a statement whether the candidate has expressed interest in serving as a director. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Governance Committee will consider such candidacy and will advise the recommending stockholder of its final decision. Any nominee for the Board, at the request of the Board, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy, described below.

Board Leadership

The Board believes that separating the functions of Chairman and Chief Executive Officer (“CEO”) generally strengthens the Board’s independence from management. When Mr. Idzik was appointed Chief Executive Officer in January 2013, Mr. Petrilli became our non-executive Chairman of the Board. In May 2013, Mr. Lawson became non-executive Chairman of the Board, following Mr. Petrilli’s departure. We believe this structure is appropriate for the Company because it strengthens the Board’s independence from management.

Majority Voting Policy

Our Bylaws and Corporate Governance Guidelines provide that the voting standard for the election of directors in uncontested elections is a majority voting standard. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Amended and Restated Certificate of Incorporation.

If a nominee who is serving as a director is not elected by a majority vote at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit in advance an irrevocable, contingent resignation to the Chair of the Governance Committee that the Board may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Governance Committee in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or until his or her earlier removal. All nominees currently serve on the Board.

DIRECTOR COMPENSATION

Cash Compensation. The Director Compensation policy for cash fees for non-employee directors in 2013 was as follows:

Annual Board Retainer for All Board Members	$50,000
Additional Annual Retainer for Each Committee Chairperson	$10,000
Additional Annualized Retainer for Service as Non-Executive Chairman of the Board or Lead Independent Director	$50,000
Each Board Meeting Attended or Action by Written Consent	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Chairperson	$2,500
Each Committee Meeting Attended as Non-Executive Chairman or Lead Independent Director (1)	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Member	$2,000

(1)

In addition to membership on any particular committee, each of Mr. Petrilli, in his capacity as Chairman until May 2013, and Mr. Lawson, in his capacity as Chairman since May 2013, was invited to attend all meetings of the Board’s committees in an ex officio capacity and received compensation for each committee meeting attended in such capacities.

All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board and its committees. Non-employee directors do not participate in any other benefit plan (including pension or deferred compensation plan) or receive perquisites.

Equity Compensation. The Director Compensation policy for equity compensation for non-employee directors in 2013 was as follows:

•	Non-employee directors receive initial grants when they join the Board (generally a prorated portion of the annual grant) and then annual grants at the time of the Annual Meeting.

•

Non-employee directors as of May 9, 2013, the date of our 2013 Annual Meeting of Stockholders, received a grant of restricted stock with a fair market value on that date (measured as the average of the high and low of the price of the Common Stock on the grant date) equal to $50,000, or 4,575 restricted shares.

•

Each restricted stock award vests one year from the date of issuance, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death of the director while serving as a Board member.

The Governance Committee regularly reviews our non-employee director compensation policy.

2013 Director Compensation Table

The table below does not include Mr. Idzik, who did not receive separate compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($) (5)
Richard J. Carbone (6)	35,000	35,000	70,000
Mohsen Z. Fahmi	49,000	40,000	89,000
Ronald D. Fisher (7)	25,000	—	25,000
Christopher M. Flink	28,000	28,000	56,000
Kenneth C. Griffin (7)	29,500	—	29,500
Frederick W. Kanner	153,000	50,000	203,000
James Lam	174,000	50,000	224,000
Rodger A. Lawson	208,500	50,000	258,500
Frank J. Petrilli (7)	60,000	—	60,000
Rebecca Saeger	123,500	50,000	173,500
Joseph L. Sclafani	162,500	50,000	212,500
Joseph M. Velli	135,000	50,000	185,000
Donna L. Weaver	174,000	50,000	224,000
Stephen H. Willard	156,000	50,000	206,000

(1)	Director fees are paid quarterly in arrears. Amounts reported in this column constitute fees paid during fiscal 2013, except for Mr. Carbone.

(2)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with the stock compensation accounting guidance under accounting principles generally accepted in the United States of America (“GAAP”) as more fully described in Note 1 of Item 8. Financial Statements and Supplementary Data in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014 with the SEC.

(3)

As discussed above, on May 9, 2013, following the 2013 Annual Meeting of Stockholders, each then non-employee director received a stock award with an aggregate grant date fair value equal to the Annual Board Retainer received by the directors. Each non-employee director who served on the Board at that time received a stock award of 4,575 restricted shares, with an aggregate grant date fair value of $50,000. When Messrs. Carbone, Fahmi and Flink joined the Board, they received a grant of restricted stock with a fair market value on the date of the grant (measured as the average of the high and low of the price of the Common Stock on that date) equal to $35,000, $40,000 and $28,000 respectively, which resulted in the grant of 2,470, 2,923 and 1,647 restricted shares respectively.

(4)

As of December 31, 2013, each of Messrs. Kanner, Lam, Sclafani, Velli, and Willard and Ms. Weaver held an aggregate of 4,575 unvested restricted stock awards; Mr. Carbone held 2,470 unvested restricted stock awards; Mr. Fahmi held 2,923 unvested restricted stock awards; Mr. Flink held 1,647 unvested restricted stock awards; Mr. Lawson and Ms. Saeger held 5,258 unvested restricted stock awards; and Mr. Idzik held 875,912 unvested restricted stock awards. As of December 31, 2013, Mr. Fisher held an aggregate of 12,293 outstanding stock options; each of Messrs. Kanner and Sclafani held an aggregate of 4,000 outstanding stock options; and each of Mr. Willard and Ms. Weaver held an aggregate of 12,000 outstanding stock options.

(5)

There are no compensation or benefit programs available for directors other than the cash fees and restricted stock awards described above. Consequently, the Company has not included columns in the Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

(6)	Mr. Carbone earned this amount as a retainer upon joining the Board; however, actual payment was made in early 2014.

(7)	Messrs. Fisher’s, Griffin’s and Petrilli’s terms ended at the 2013 Annual Meeting of Stockholders.

Policy of Equity Ownership for Board of Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of stockholders. Under our policy regarding equity ownership for directors, non-employee directors are expected to be beneficial owners of shares of the Company’s Common Stock with a market value equivalent to at least two years’ annual retainer fees within two years of joining the Board. Until a director has met this equity ownership guideline, he or she is expected to hold any stock acquired through exercise of a stock option or vesting of restricted stock, net of the cost of acquisition and any tax obligation, until the ownership level is met. During 2013, each of the Company’s non-employee directors was in compliance with this policy. The Company does not permit executive officers and directors to engage in hedging transactions involving Company stock.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking that you indicate your support, in a nonbinding advisory vote, for our executive compensation policies and practices as described under the heading “Compensation Discussion and Analysis,” the accompanying tables and related narrative contained in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we strive to weight our executive compensation program toward both cash and equity incentives that encourage and reward strong long-term performance and align the financial interests of our executives with the interests of our stockholders. Although, as an advisory vote, this proposal is not binding on the Board, the Compensation Committee will carefully consider the stockholder vote on this matter. The next non-binding advisory vote to approve executive compensation will occur at our 2015 Annual Meeting.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (Item 402 of Regulation S-K), including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosures.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of the NEOs as described in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte & Touche LLP and their respective affiliates for professional services rendered in 2013 and 2012 are as follows:

	Audit Fees (a)	Audit-Related Fees (b)	Tax Fees (c)	Total Fees
2013	$4,790,000	$786,000	$456,000	$6,032,000
2012	$4,860,000	$900,000	$670,000	$6,430,000

(a)

Audit Fees in 2013 and 2012 include fees billed for the annual audit and quarterly reviews of the Company’s financial statements and the annual audit of the Company’s internal control over financial reporting for the years ended December 31, 2013 and December 31, 2012, respectively. Audit Fees also include review of documents filed with the SEC and participation in the meetings of the Audit Committee.

(b)

Audit-Related Fees in 2013 and 2012 include fees for assistance related to regulatory compliance, amended custody rule attestation and agreed upon procedures services, consultations related to accounting or disclosure treatment of transactions or events and/or the actual or potential effect of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and work performed in connection with registration statements and other SEC filings.

(c)	Tax Fees in 2013 and 2012 include fees for compliance and preparation of tax filings and fees for tax advice related to various transactions.

All audit and non-audit services and fees were pre-approved by the Audit Committee either individually or by category. The Audit Committee has reviewed the nature of all non-audit services provided by Deloitte & Touche LLP and concluded that the provision of such services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Paul T. Idzik, the CEO, the following are our executive officers as of March 7, 2014:

Name	Age As of May 6, 2014	Current Position
Matthew J. Audette	39	Executive Vice President, Chief Financial Officer
Michael E. Foley	62	Executive Vice President, Chief Administrative Officer
Navtej S. Nandra	47	President
Karl A. Roessner	46	EVP, General Counsel and Corporate Secretary

Matthew J. Audette is Executive Vice President and Chief Financial Officer of the Company, a position he has held since January 2011. Mr. Audette joined E*TRADE in 2000, when the Company acquired Telebank, where he served as Controller in the Capital Markets department. Mr. Audette served from 2005 through 2010 as Senior Vice President, Corporate Controller for the Company. Prior to 2005, he served as Controller of E*TRADE Bank and Chief Financial Officer of E*TRADE Bank, a position he continues to hold. He was also interim Chief Financial Officer in 2008. Since October 2011, he has served on the Board of Directors of Network for Teaching Entrepreneurship. Mr. Audette began his career in public accounting at KPMG and holds a B.S. in Accounting from Virginia Tech.

Michael E. Foley is Executive Vice President and Chief Administrative Officer of the Company, a position he has held since June 2013, having joined the Company in February 2013. Mr. Foley oversees the Company’s technology infrastructure, operations, human resources, facilities management and procurement functions. Mr. Foley has an extensive background in project management, making him well-suited to oversee a wide range of programs critical to the successful execution of the Company’s strategic imperatives. Prior to joining the Company, Mr. Foley worked as a consultant at Foley & Cunningham from April 2009 to February 2013. Mr. Foley also held several roles at Barclays Bank PLC from January 2005 to April 2009, including Interim Chief Information Officer and Chief Administrative Officer, where he was responsible for several global functions supporting 170,000 employees across 60 countries. Mr. Foley began his career at Booz & Company, where he helped clients develop strategies and plans to address technology and operational issues over his 16 year career. Mr. Foley studied at Hatfield Polytechnic, in Hertfordshire, England.

Navtej S. Nandra is President of the Company, a position he has held since May 2013. Mr. Nandra is responsible for overseeing management of the Company’s core businesses. Mr. Nandra joined the Company from Morgan Stanley where he was Head of International for Morgan Stanley Investment Management and Chief Strategy Officer for Real Estate Investing and Merchant Banking from June 2010 to April 2013. In addition, he served on the Boards of Directors of Morgan Stanley Huaxin Fund Management Company, Morgan Stanley International Ltd. and Morgan Stanley & Co. International plc. Prior to Morgan Stanley, Mr. Nandra served on the Boards of Directors of Edelweiss Financial Services Ltd. and Edelweiss Tokio Life Insurance Co. Ltd., and as Senior Advisor to DTZ Holdings plc. Before that he held various positions at Merrill Lynch, including Head of Diversified Financial Services from 2008 through 2009, Chief Operating Officer of Global Wealth Management from 2007 through 2009, and Chief Operating Officer of Global Investment Banking and Head of Strategy for Global Markets and Investment Banking from 2004 through 2007. Mr. Nandra serves on the Boards of Directors of Edelweiss Financial Services, Ltd. and the Center of Governance, Institutions and Organizations, at the Business School of the National University of Singapore. He has also been a guest speaker at Columbia, Vanderbilt and Yale Universities and led the groundbreaking study with the Bank Administration Institute titled “Demand Strategy: Recapturing Share in Consumer Financial Services.” Mr. Nandra holds a P.G.D.M. (M.B.A.) from the Indian Institute of Management, Ahmedabad, and a Bachelor’s degree in Commerce (honors) from the University of Delhi.

Karl A. Roessner is Executive Vice President and General Counsel of the Company, a position he has held since May 2009. Mr. Roessner manages the legal, compliance and regulatory functions for the Company and its bank and brokerage subsidiaries. He also acts as Corporate Secretary to the Company’s and E*TRADE Bank’s

Boards of Directors. Leveraging a depth of experience in legal matters related to highly regulated public companies, including board advisory, corporate governance, mergers & acquisitions and capital raising, Mr. Roessner is responsible for the oversight, guidance and direction of all legal, compliance and regulatory matters. Mr. Roessner has more than 20 years of experience practicing law. Prior to joining the Company in May 2009, Mr. Roessner was a partner in the Corporate Practice group of Clifford Chance US LLP, one of the world’s leading law firms. There, he advised clients on negotiated public and private transactions, management and leveraged buyouts, capital raising activities and corporate governance matters. Mr. Roessner earned a B.S. in Business Administration cum laude from Siena College and his J.D. cum laude from St. Johns University School of Law where he was a member of the St. John’s University Law Review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 14, 2014, by (i) each director; (ii) each NEO; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated. As of March 14, 2014, there were 288,372,837 shares of our Common Stock issued, outstanding and entitled to vote.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Common Stock Beneficially Owned (2)
DIRECTORS AND EXECUTIVE OFFICERS:
Audette, Matthew J. (3)	114,272	*
Carbone, Richard J.	2,470	*
Curcio, Michael J. (4)	549,725	*
Fahmi, Mohsen Z.	2,923	*
Flink, Christopher M.	1,647	*
Foley, Michael E.	0	*
Framke, Gregory A. (5)	312,409	*
Idzik, Paul T.	46,493	*
Kanner, Frederick W. (6)	32,226	*
Lam, James	7,759	*
Lawson, Rodger A.	27,169	*
Nandra, Navtej S.	0	*
Petrilli, Frank J. (7)	137,887	*
Roessner, Karl A. (8)	105,746	*
Saeger, Rebecca	11,095	*
Sclafani, Joseph L. (9)	22,438	*
Velli, Joseph M.	16,902	*
Weaver, Donna L. (10)	49,776	*
Willard, Stephen H. (11)	34,596	*
All current directors and executive officers as a group	475,512	*
STOCKHOLDERS OWNING MORE THAN 5%:
T. Rowe Price Associates, Inc. (12)	27,400,310	9.5%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc. (13)	21,457,907	7.5%
100 Vanguard Blvd.
Malvern, PA 19355
FMR LLC (14)	16,038,604	5.6%
245 Summer Street
Boston, MA 02210
BlackRock, Inc. (15)	15,511,078	5.4%
40 East 52nd Street
New York, NY 10022
The Bank of New York Mellon Corporation (16)	15,115,693	5.2%
One Wall Street, 31st Floor
New York, NY 10286

*	Less than 1%

(1)	Includes shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(2)

Based on 288,372,837 shares outstanding on March 14, 2014. Shares of Common Stock subject to options that are exercisable within 60 days of March 14, 2014 (and shares of Common Stock that may be obtained upon the conversion of convertible securities) are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Includes 78,908 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(4)	As of July 31, 2013, and includes 169,798 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(5)	As of March 28, 2013, and includes 18,671 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(6)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(7)	As of May 9, 2013.

(8)	Includes 7,340 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(9)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(10)

Includes 19,336 shares held by Weaver Living Trust UAD 11/16/89 and 12,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(11)	Includes 12,000 shares of Common Stock that are issuable upon exercise of vested options that are exercisable or will become exercisable within 60 days of March 14, 2014.

(12)	Number of shares based upon Form 13G/A filed February 13, 2014.

(13)	Number of shares based upon Form 13G/A filed February 12, 2014.

(14)	Number of shares based upon Form 13G filed February 14, 2014.

(15)	Number of shares based upon Form 13G filed February 11, 2014.

(16)	Number of shares based upon Form 13G/A filed January 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

E*TRADE’s Compensation Philosophy: Compensation Considerations for 2013

The Company’s executive compensation program is designed to attract, motivate and retain highly qualified executive officers and establish a strong link between pay and achievement of the Company’s business goals. The Company seeks to accomplish this by establishing a program heavily weighted toward incentives for sustainable long-term performance. In particular, the Compensation Committee does this by allocating a significant percentage of annual compensation opportunities for our executive officers toward:

•	Annual cash payments based on important near-term financial and operational goals that the Compensation Committee believes will improve our long-term results; and

•

Equity grants vesting over a period of time that the Compensation Committee believes align executive officers’ economic interests with those of our stockholders and ensure that a significant portion of the executive officers’ compensation is tied to the Company’s long-term stock performance.

At our 2013 Annual Meeting of Stockholders, over 89% of the votes cast (excluding abstentions and broker non-votes) were in favor of our executive compensation, commonly referred to as a “say-on-pay vote.” Although this was only an advisory vote, the Compensation Committee believes the approval by our stockholders shows support for our compensation philosophy of placing significant weight on incentive pay. For this and other reasons described below (including our business achievements for the year), the Compensation Committee retained its general approach to determining the compensation of our NEOs, as described in this “Compensation Discussion and Analysis.”

Fiscal 2013 Business Highlights. Our business strategy is centered on two core objectives: accelerating the growth of our core brokerage business to improve our market position and strengthening our overall financial and franchise position. Accelerating the growth of our brokerage business focuses on enhancing the digital and offline customer experience, capitalizing on the value of our corporate services business and maximizing the value of deposits through E*TRADE Bank. Strengthening our overall financial and franchise position focuses on managing down our legacy investments, mitigating credit losses and executing on our capital plan. Our executive compensation program has been designed to recognize these efforts.

In determining the appropriate executive compensation for 2013, the Board and the Compensation Committee recognized our business achievements and challenges. In addition to improving in our financial results during 2013, we made meaningful headway toward rationalizing our capital structure, took steps to position ourselves for growth and refocused management’s efforts on the core of our Company – the customer. Mr. Idzik was hired as our CEO in January 2013, which was an important transition year for the Company. Mr. Idzik, along with his team of continuing key management members and newly hired executives, through renewed leadership, have refocused our business, and the Board and the Compensation Committee recognized the following achievements in particular:

•	The Company made significant progress on our long-term capital plan, including receiving approval from our regulators for $175 million in dividends from E*TRADE Bank to the Company.

•	The Company improved its capital ratios through better core earnings and some targeted deleveraging.

•	The Company reduced its legacy loan portfolio from $10.6 billion at the end of 2012 to $8.6 billion at the end of 2013.

•

The Company continued to focus on its core businesses, entering into a definitive agreement to sell the market making business, G1 Execution Services, LLC (“G1X”), to an affiliate of Susquehanna International Group, LLP for approximately $75 million. The sale of G1X was completed on February 10, 2014.

•	The Company continued building out its enterprise risk management capabilities and enhancing the Company’s regulatory relationships.

•	The Company launched a number of customer-facing products and services, in addition to several enhancements of existing offerings during the year, including:

—

A revamped tablet experience and enhanced iPhone® and AndroidTM platforms, which added useful tools such as mobile bill pay and access to index futures, giving customers better insight into the markets outside of traditional trading hours;

—	An upgraded E*TRADE Pro platform with enhanced capabilities including the integration of futures trading, allowing us to provide customers with a much more streamlined futures trading experience; and

—

The hosting of our second annual National Retirement Education Day in New York, broadcasted nationally via the Internet and in person at all of our branches, to provide customers with perspectives on how to better prepare for and manage their retirement assets.

Process for Determining Executive Compensation

Compensation Committee. As previously described, all members of the Compensation Committee are independent and were independent throughout 2013. The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the NEOs. The Compensation Committee reviews and approves executive compensation or, with respect to the CEO’s compensation, recommends his compensation to the independent members of the full Board for approval or ratification.

Compensation Consultants. The Compensation Committee has full authority to retain any consultant(s) it deems appropriate. In 2013, the Compensation Committee retained Johnson Associates as its outside compensation consultant to advise the Compensation Committee on matters including executive compensation practices and market compensation levels. Representatives from Johnson Associates attend meetings of the Compensation Committee. No services were provided by Johnson Associates to the Company outside of its engagement with the Compensation Committee. The Compensation Committee considered the independence of Johnson Associates and determined there were no conflicts of interest.

Role of Management. The Compensation Committee works with management, led by the CEO, in an effort to ensure that executive compensation programs will be as effective as possible to meet the Compensation Committee’s objectives of retaining and motivating executive officers and rewarding desired performance. In particular, the Compensation Committee considers the CEO’s review of the performance of other executive officers, given his daily experience with them and his particular knowledge of their roles. However, the Compensation Committee ultimately makes its own determinations regarding form and amount of any executive officer’s compensation and may accept or reject any recommendation from its consultants and management. In addition, the CEO is not present when the Compensation Committee or independent members of the full Board determine the CEO’s compensation.

Comparative Data. To determine whether our compensation programs are competitive, the Compensation Committee considered publicly available data provided by Johnson Associates concerning programs and compensation levels offered by other companies in relevant markets. In particular, the Compensation Committee reviewed compensation data for the companies listed below, although it did not target a specific percentile for comparing compensation. Instead, it used this information as a reference point when considering whether compensation was appropriate and competitive.

Associated Banc-Corp	The NASDAQ OMX Group, Inc.
Broadridge Financial Solutions, Inc.	Northern Trust Corporation
Comerica Incorporated	Raymond James Financial, Inc.
The Charles Schwab Corporation	SEI Investments Company
Invesco Ltd.	Stifel Financial Corp.
Legg Mason, Inc.	T. Rowe Price Group, Inc.
LPL Financial Holdings Inc.	TD Ameritrade Holding Corporation

Overview of 2013 Named Executive Officer Compensation

Total Compensation. Each NEO has a total target compensation, which consists of a combination of three elements:

•	fixed cash compensation (base salary);

•	variable cash incentive payments (target annual cash bonus); and

•	long-term equity compensation (target initial value of restricted stock awards).

Base salary is a fixed, competitive component of pay, based on responsibilities, skills and experience. The target annual cash bonus is intended to reward annual financial and operating objectives. Long-term equity compensation is intended to reward longer term performance through vesting requirements and ties to our stock price over time. The total target compensation for 2013, including each element of compensation, and individual changes in particular elements from 2012 are described below.

At least once a year, the Compensation Committee reviews “tally sheets” for each of the NEOs. These tally sheets are prepared by management and quantify the elements of each NEO’s total compensation, including potential total annual compensation at different performance levels and the value of outstanding equity awards. The Compensation Committee did not recommend specific changes for NEOs’ fiscal 2013 compensation in response to this particular review, although it uses the tally sheet information as one data point when considering executive compensation matters.

The differences in pay among NEOs is a result of the Compensation Committee’s review of each NEO’s position and level of authority within the Company, experience, unique skill sets, significant achievements, competitive level of total compensation as compared with the market, and/or individual negotiations in connection with accepting employment with the Company. For example, our CEO’s and our President’s total compensation were each significantly higher than those of our other executive officers because the CEO and the President oversee all of our business units and functions as well as the implementation of the Company’s business strategy. The Compensation Committee also considers compensation of our NEOs in light of changes in roles and responsibilities.

2013 Performance Metrics. Our strategy for 2013 was to maintain the strength of our operating business while managing risks, particularly those arising from the balance sheet management segment. Accordingly, our incentive compensation program focused on these areas, but included a significant element associated with strategic and qualitative performance. The determination of our bonus pool for 2013 was based on the following criteria.

(i) Operating Performance (65%):

•

Trading and Investing Segment. The first metric (representing 35% of the bonus pool) was chosen because it represents the core business and strategic focus of the Company, and because the majority of our employees work in this segment. Our target performance for 2013 was $482 million in operating income, with a range of goals between $360 million and $600 million.

•

Balance Sheet Management Segment. The second metric (representing 15% of the bonus pool) was the operating performance of our balance sheet management segment, including provision for loan losses and gain (loss) on sales of loans and securities. This metric had a lower weighting because this segment is and will be driving less of our overall business strategy in the future. The target performance was $55 million in operating income, with a range of goals between an operating loss of $(95) million and operating income of $205 million.

•

Corporate Costs. The third metric (representing 15% of the bonus pool) was the operating loss of our unallocated corporate costs. This metric had a lower weighting because these unallocated costs consist of corporate overhead which impacts overall operating results, but does not drive our overall business strategy. The target performance was operating costs of $141 million, with a range of goals between $169 million and $113 million.

(ii) Execution of Key Initiatives (35%):

•

Because of the changing and uncertain economic environment, the Compensation Committee believed it was important to continue to allocate a meaningful portion of the bonus pool (35%) to reward significant achievements in executing key initiatives. Although this component did not have specific performance targets, the Compensation Committee specified that it expected to focus on accomplishments in the following key initiatives: (i) growth in key brokerage metrics; (ii) execution of cost reduction efforts; (iii) management of regulatory initiatives; (iv) employee engagement; (v) enterprise risk management build-out; and (vi) execution of deleveraging activities.

In addition, the Compensation Committee had discretion to adjust the overall bonus pool upward or downward by 25%. For purposes of the incentive plan, operating income is before bonus accrual and excludes certain one-time items as discussed further below.

Determination of 2013 Compensation

Compensation of Our CEO

Mr. Idzik was hired as our CEO in January 2013 during an important transition period for our Company. The Board set his compensation at a level it viewed as reflective of Mr. Idzik’s strategic importance to the Company’s leadership. Mr. Idzik receives compensation under the terms of his employment agreement, approved by the Compensation Committee and independent members of the Board in connection with his hiring in January 2013. Pursuant to that agreement, in 2013 Mr. Idzik received an annual base salary of $1,000,000, was eligible for an annual cash performance bonus (at target) of $3,000,000 and was issued a one-time equity grant of restricted stock units with an initial value of $9,000,000 (subject to vesting over the four years following the grant date). The Compensation Committee believed that the CEO’s compensation should be heavily weighted toward incentive compensation, in the form of both annual cash bonuses based on performance and long-term equity awards, which ties his interests to those of our stockholders. The Compensation Committee believed that time-based restricted stock units were appropriate for a newly hired CEO to offer both incentives to increase long-term stock price and to offer retentive value in a challenging market for top executives. In determining the amounts of the CEO’s compensation, the Compensation Committee considered a variety of factors, including data from the companies listed above (but did not target a specific level within the market data), and discussions with Johnson Associates as to market practices.

Compensation of Our Other NEOs

For our other NEOs, 2013 total compensation approved by the Compensation Committee, after consultation with our CEO, was as follows:

•

Base salary for each NEO was set at a level reflective of his position within the Company, experience, unique skills and individual negotiations undertaken during the hiring process. Messrs. Audette, Nandra, Foley and Roessner received an annual base salary of $500,000, $750,000 (prorated for his first year), $450,000 (prorated for his first year) and $800,000, respectively.

•	Annual cash performance bonus targets for Messrs. Audette, Nandra, Foley and Roessner were set at $800,000, $1,650,000, $600,000 and $400,000, respectively.

•

Annual long-term equity award targets for each NEO, other than Mr. Idzik, were set at levels reflective of each NEO’s position within the Company, the importance of the various business segments or functions overseen to the Company’s strategy and success and the overall compensation of the NEOs. The Compensation Committee set target values for equity grants of restricted stock for Messrs. Audette, Nandra, Foley and Roessner at $700,000, $1,650,000, $450,000 and $800,000, respectively.

Base Salary

For 2013, the Compensation Committee made no significant changes to base salary for our continuing NEOs, Messrs. Audette and Roessner, and our former NEOs because the Compensation Committee determined that their base salaries were competitive and preferred to focus on performance-based cash compensation and long-term equity compensation when making adjustments to total compensation. For our newly-hired NEOs, base salary was determined through negotiations between the individual and the Company based on a combination of factors, including compensation foregone at their prior job and the Compensation Committee’s view of reasonable compensation for a new executive based on specific responsibilities, skills and experience.

Cash Incentive Program

Annual Cash Incentive Awards. This cash-based element of compensation provides NEOs an incentive and a reward for achieving meaningful near-term performance objectives that the Compensation Committee believes will lead to sustainable long-term performance. The Compensation Committee believes that it is important to rigorously assess achievement of our performance goals in determining whether and how much to pay in cash bonuses, but that it is important to retain a degree of flexibility given the nature of our business. In 2013, the Compensation Committee made no significant changes to the target cash bonus awards for Mr. Roessner or our former NEOs, because the Compensation Committee determined that these targets were competitive and in line with market compensation levels. The Compensation Committee increased Mr. Audette’s target cash bonus target for 2013 in recognition of his leadership in executing the debt restructuring and deleveraging efforts during 2012 and to better align Mr. Audette’s target with his internal peer and external peer group. The Compensation Committee also increased Mr. Foley’s target cash bonus as a result of his change in title and responsibilities in June 2013.

Cash Awards for 2013 Performance. In early 2013, the Compensation Committee established target cash bonus awards for each of our NEOs, in the amounts set forth in the “Grants of Plan-Based Awards” table, for which the actual payout amounts would depend on the Compensation Committee’s review of the Company’s 2013 performance against the pre-established performance criteria described below. In early 2014, after reviewing both our financial and strategic performance, the Compensation Committee first approved a total bonus pool based on the factors described below and then determined appropriate individual payments. In determining that the total bonus pool for 2013 should be 113% of the accrued target budget, the Compensation Committee considered the following factors: (i) the pro forma operating income of the Company was 34% above budget; (ii) an emphasis on exceeding goals and not merely meeting them at the executive level; and (iii) the Company’s execution of key initiatives and accomplishment of various operational and strategic goals, when combined with special considerations, the regulatory environment, market developments and the macro-economic environment.

(i) Operating Performance. Results for each of the pre-established financial performance metrics for 2013 excluding the impact of plan payments, the impairment of goodwill in connection with the Company’s decision to exit its market making business, restructuring costs and certain one-time expenses for severance payments and executive search fees were as follows:

•	Trading and Investing Segment. Our performance at $499 million of operating income was $17 million above the target performance level.

•	Balance Sheet Management Segment. Our performance at $187 million of operating income was $132 million above the target performance level.

•	Unallocated Corporate Costs. Our performance at $157 million of operating loss was $16 million lower than the target performance level but exceeded the threshold performance level.

(ii) Execution of Key Initiatives. In assessing our level of achievement of this metric, the Compensation Committee reviewed accomplishments in the key areas described above as well as execution of the initiatives described under “Our Compensation Philosophy: Compensation Considerations for 2013.” In determining that our collective strategic and qualitative performance was in line with target performance level, the Compensation Committee particularly focused on the Company’s strategy, which includes the following:

•

Accelerate the growth of our core brokerage business. This includes enhancing both the digital and offline customer experiences across all of our products and services (trading, margin lending and cash management, and retirement, investing and savings), capitalizing on the value of our corporate services business and maximizing the value of deposits through E*TRADE Bank.

•

Strengthen the overall financial and franchise position. This includes managing down the legacy investments, mitigating credit losses and executing on our capital plan, which includes bolstering our capital levels through earnings and de-risking and building out best-in-class enterprise risk management capabilities.

As part of this assessment of the qualitative component of the bonus pool, the Compensation Committee also considered factors that may have reduced our performance results including additional costs incurred as a result of heightened expectations from our regulators with respect to compliance with laws and regulations, including our controls and business processes and changes in the macro-economic environment.

Individual Cash Bonus Payouts. Based on the above factors, the Compensation Committee established the overall bonus pool at 113% of target. In determining the individual NEO payments from this bonus pool, the Compensation Committee primarily considered which business segments were most successful and their importance to our strategy and successes, together with its view of leadership and effort by each individual officer and each individual’s overall compensation. As further described below, this resulted in the payments of $3,500,000, $800,000, $1,650,000, $600,000 and $500,000 for each of Messrs. Idzik, Audette, Nandra, Foley and Roessner, respectively. As a result, bonus payments ranged from approximately 100% to 125% of the individual’s target. In paying cash bonuses at or above target, the Compensation Committee reiterated its desire to emphasize exceeding, not just meeting, goals for the year, to encourage focus on the improving brokerage business and to make “target” bonuses difficult to achieve at the executive level.

Given the Company’s strong business results in 2013, all bonus payouts were at or above target. However, the Compensation Committee approved slightly different allocations (as a percentage of targets) due to the particular responsibilities and roles of each individual NEO. Mr. Idzik received 117% of target in recognition of his responsibility for all of the Company’s business units and functions and his leadership in strengthening the executive management team and the execution of key initiatives, including continuing the build-out of the Company’s Enterprise Risk Management function, as well as enhancing the Company’s and E*TRADE Bank’s regulatory relationships. Mr. Audette received 100% of target based on his leadership in significant efforts that have contributed to the Company’s financial results and that will enable the Company to achieve its strategic and business goals, such as deleveraging the Company’s balance sheet. Mr. Nandra also received 100% of target because he was directly or indirectly in charge of a significant portion of the Company’s business units and functions as well as the implementation of the Company’s business strategy. Mr. Foley received 100% of target in recognition of his leadership of the Company’s technology infrastructure and operations functions. Mr. Roessner received 125% of target because of the importance of the Legal and Compliance function in a period in which the Company has been enhancing regulatory relationships and building out the Company’s Enterprise Risk Management Program.

Equity Compensation

Annual Long-Term Incentive Compensation. In early 2013, the Compensation Committee approved equity grants for the continuing NEOs based on 2012 performance, as described in detail under “Compensation Discussion and Analysis” in our 2013 Proxy Statement. These equity grants vest annually over four years following the date of grant. These award amounts are set forth in the “Grants of Plan-Based Awards” table below because they were granted in 2013, however they were earned as part of 2012 compensation because they related to 2012 performance. The equity grants made to our newly hired NEOs were determined based on a combination of negotiation, the Compensation Committee’s view of reasonable and appropriate incentives compared to cost, and the unvested equity awards forfeited by the executives upon departure of their prior jobs.

Equity Awards Earned for 2013 Performance. Also in early 2013, the Compensation Committee established a program that would result in equity grants in early 2014, with the amounts depending on the Compensation Committee’s review of 2013 performance (that is, based on the performance criteria and results described under “Cash Incentive Program” above, but with the individual amounts ultimately determined at the Compensation Committee’s discretion). The Compensation Committee set 2013 equity bonus targets for Mr. Roessner and our former NEOs at the same levels as their 2012 targets, because the Compensation Committee determined that these targets were competitive and in line with market compensation levels. The Compensation Committee increased Mr. Audette’s equity bonus target in recognition of his leadership in executing the debt restructuring and deleveraging efforts during 2012. Equity targets for our new NEOs were determined through negotiations between the individual and the Company, based on a combination of factors including compensation foregone at their prior job and the Compensation Committee’s view of reasonable compensation for a new executive based on specific responsibilities, skills and experience. The Compensation Committee increased Mr. Foley’s equity target as a result of his change in title and responsibilities in June 2013.

In February 2014, the Compensation Committee determined long-term equity target awards for each NEO based on the Compensation Committee’s review of 2013. Mr. Idzik did not receive an equity grant in February 2014 because of his significant new hire equity grant in 2013 and the Company does not intend to grant additional equity to Mr. Idzik during the initial three-year term of his employment agreement. Based on the Company’s financial results and the Company’s performance under the performance criteria, the Compensation Committee approved equity awards to our NEOs with grant date values ranging from 112% to 129% of the individual’s target. The reasons for the differences among our other NEOs were substantially similar to the reasons for the cash bonus payment differences, as described above. The Compensation Committee granted 100% or more of the target amount of each award in restricted stock units principally because it felt that, given the stock market volatility, these awards offered better retentive and incentive value than options with less potential dilution to stockholders, while still motivating the recipients to work to increase the Company’s stock price.

Because these awards were made in 2014, SEC disclosure rules require that they not be reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards” table below. However, we are reporting them in this “Compensation Discussion and Analysis” because we consider them part of our 2013 compensation.

Each of the following restricted stock unit awards was granted to the following current executive officers on February 7, 2014 and vests annually over three years:

Name	Number of RSUs (rounded down to the nearest whole number)	Aggregate Grant Date Fair Value
Matthew J. Audette	44,631	$ 900,000
Michael E. Foley	27,274	$ 550,000
Navtej S. Nandra	104,140	$ 2,100,000
Karl A. Roessner	44,631	$ 900,000

Equity Ownership Guidelines

The Company has implemented the following equity ownership guidelines:

•

The Chief Executive Officer is expected to be the beneficial owner of shares of Company stock with a market value equal to at least five times his base salary (as adjusted from time to time). Each of the other NEOs (as well as certain other employees of the Company) is expected to be the beneficial owner of shares of Company stock with a market value equal to at least three times his or her base salary (as adjusted from time to time).

•

Any NEO not meeting the ownership threshold is required to hold 50% of all after-tax shares remaining from the vesting of restricted stock awards and 50% of all after-tax shares remaining from the exercise of vested stock options until such time as the executive officer meets the applicable threshold.

Recoupment Policy

Our recoupment policy is applicable to all NEOs and certain other employees. If the Compensation Committee determines that incentive compensation was overpaid as a result of a restatement of our reported financial results or any inaccurate data used to calculate such compensation, the Compensation Committee will review the cash bonus and long-term incentive plan awards granted, vested or accrued and determine the amount and kind of the overpayment. To the extent practicable, in the best interests of stockholders, and as permitted by applicable law, the Compensation Committee will seek to recover or cancel any such overpayments. The Compensation Committee may make determinations of overpayment at any time through the date the Company files its audited financial statements for the fiscal year that follows the year for which the inaccurate performance criteria were measured. However, if the Compensation Committee determines that any person purposefully provided inaccurate information or otherwise was culpable in the inaccuracy of the performance metrics, the Compensation Committee shall be entitled to determine that the overpayment with respect to such person is the entire amount of the bonus or other incentive payment or equity awarded for the applicable year, and without regard to when the event occurred.

Severance and Change in Control Provisions

As described in detail (including a quantification of potential benefits) under “Potential Payments on Termination or Change in Control” elsewhere in this Proxy Statement, we have entered into employment agreements with each of our current NEOs providing for severance benefits, including enhanced severance benefits in connection with a change in control as well as certain other benefits outside of a change in control. The Compensation Committee periodically reviews these arrangements and considers the costs and benefits, but believes these are appropriate to help alleviate executive officers’ concern over being arbitrarily terminated. The Compensation Committee balances the potential costs of these agreements against the need to retain our executive officers in a market for top executive candidates that, in spite of the challenges over the last few years, remains competitive. In 2013, our former NEOs received separation payments, as further described below under

“Potential Payments on Termination or Change in Control.” We do not provide any tax gross-up if the excise tax resulting from Section 280G is applied to any NEO.

Other Benefit Plans and Perquisites

We offer a non-qualified deferred compensation plan for executive officers, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his or her salary or cash incentive payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

We provide matching contributions to our 401(k) plan, which are made for executive officers in the same manner as for our other employees. We do not sponsor any defined benefit retirement plan or supplemental executive retirement plan. We provide executive officers with an “umbrella” liability insurance policy, providing for insurance coverage for the executive officer beyond what the executive officer has retained on his or her own behalf, with a cost per individual of less than $5,000 per annum. Beyond this, there are no perquisites offered to our executive officers with anything other than a de minimis value, except, as reported in the Summary Compensation Table, for payments to Mr. Idzik in satisfaction of our agreement to pay for certain personal travel related to Mr. Idzik’s relocation from the United Kingdom to the U.S., including up to six months of temporary housing and additional relocation expenses, and assistance with the preparation of certain tax returns for fiscal 2013, all of which resulted in aggregate payments of approximately $95,688.

Tax Considerations

The tax deductibility of compensation is not currently a material consideration by the Compensation Committee. Although some of our incentive plans are structured so that certain types of awards will qualify as deductible, when determining executive compensation the Compensation Committee instead focuses on the other considerations described in this “Compensation Discussion and Analysis.”

Compensation Risk Assessment

During 2013, the Compensation Committee considered the risk profile of its compensation programs, including a review of both executive and non-executive compensation in a series of meetings with its outside compensation consultant and members of our Legal and Human Resources teams. In particular, the Compensation Committee requested that its compensation consultant review all of our incentive plans. We may periodically adjust individual plans in response to this review to ensure that the plans do not pose a material risk to the Company. With respect to our executive officer compensation program, we believe the program supports long-term growth and does not encourage excessive risk-taking because of the following features of our program, as further described in this “Compensation Discussion and Analysis,” listed below:

•	the balance between fixed and variable pay;

•	operating income rather than revenue funds the incentive program, meaning executive officers must focus on all aspects of the Company’s objectives and capital plan;

•	the aggregate bonus pool funding is capped;

•	we grant equity awards with long-term vesting criteria, which we believe prevents a focus on a short-term run-up in the Company’s stock price;

•	our equity ownership guidelines, as further described above, discourage the short-term gain our executive officers could realize if permitted to sell a large portion of their holdings;

•

executive officers’ incentive compensation depends on both pre-established financial performance objectives and subjective assessments by the Compensation Committee of the quantitative and qualitative performance at the business and individual level; and

•	we have implemented a recoupment policy for incentive compensation, as further described above.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table includes information for our NEOs which includes each person who served as our principal executive officer or principal financial officer at any time during fiscal 2013, our other three most highly compensated executive officers at the end of fiscal 2013 and two other highly compensated former executive officers. Compensation is set forth for the most recent fiscal year for all NEOs and for up to two additional fiscal years for NEOs who also served in that capacity during such fiscal years.

Name & Position	Year	Salary	Stock Awards (1)		Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total Compensation
Paul T. Idzik	2013	$919,231	$8,999,996	(5)	$—	$3,500,000	$104,437	$13,523,664
Chief Executive Officer

Frank J. Petrilli	2013	$544,615	$—		$—	$—	$116	$544,731
Former Chairman of the Board of Directors & Interim Chief Executive Officer (6)	2012	$2,463,462	$62,490		$—	$—	$836	$2,526,788

Matthew J. Audette EVP, Chief Financial Officer	2013	$500,000	$899,996		$—	$800,000	$7,303	$2,207,299
	2012	$500,000	$599,996		$—	$1,000,000	$7,212	$2,107,208
	2011	$496,154	$696,492		$252,223	$650,000	$235,292	$2,330,161

Michael J. Curcio	2013	$303,846	$1,000,000		$—	$—	$1,656,102	$2,959,948
Former EVP,	2012	$499,038	$1,299,993		$—	$1,000,000	$9,242	$2,808,273
President, E*TRADE Securities LLC (7)	2011	$450,000	$870,984		$428,995	$1,350,000	$9,971	$3,109,950

Michael E. Foley	2013	$379,038	$—		$—	$600,000	$8,588	$987,626
EVP, Chief Administrative Officer

Gregory A. Framke (8)	2013	$134,615	$—		$—	$—	$2,136,218	$2,270,833
Former EVP, Chief Operating Officer	2012	$499,038	$1,249,997		$—	$750,000	$7,396	$2,506,431
	2011	$450,000	$803,986		$395,997	$1,250,000	$7,206	$2,907,189

Navtej S. Nandra	2013	$484,615	$—		$—	$1,650,000	$2,373	$2,136,988
President, E*TRADE Financial Corporation

Karl A. Roessner	2013	$800,000	$759,990		$—	$500,000	$8,748	$2,068,738
EVP & General Counsel

(1)

Amounts reported in this column constitute the aggregate grant date fair value of each stock award granted for the NEO, calculated in accordance with the stock compensation accounting guidance under GAAP and based on the fair market value of the Common Stock on the grant date. For grants made in 2013, the stock awards reported in this column were in the amounts set forth under “Grants of Plan Based Awards” below. The fair market value of the Common Stock (based on the average of the high and low sale prices) was $10.275 per share on the January 22, 2013 grant date; and $10.92 per share on the February 6, 2013 grant date.

(2)

Amounts reported in this column constitute the aggregate grant date fair value of each option award granted for the NEO, calculated in accordance with the stock compensation accounting guidance under GAAP. For 2013, the stock options reported in this column were in the amounts set forth under “Grants of Plan Based Awards.” The actual value of an option, if any, will depend on the future market price of the Company’s common stock and the option holder’s individual exercise and sale decisions, neither of which can be predicted with any degree of certainty.

(3)	Non-equity incentive plan compensation reported for the applicable year was based on performance in that year, but paid in February of the following year.

(4)

In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the NEOs that are available generally to all salaried employees of the Company, and, except as expressly noted, perquisites and other personal benefits received by the NEOs that in the aggregate do not exceed $10,000. The amounts set forth in this column for “other compensation” for 2013 represent (i) Company contributions to the Company’s 401(k) plan for each NEO; (ii) for Mr. Idzik, this includes $40,000, in satisfaction of our agreement to pay up to twelve round-trip transatlantic air tickets, up to six months appropriate temporary housing and relocation of personal goods from the U.K. to the U.S., and $55,688 for professional/tax services and legal services to file for residency; (iii) severance payments to Messrs. Curcio and Framke; and (iv) the cost of a Company-provided umbrella liability insurance policy provided to each NEO. Mr. Petrilli did not participate in any Company benefit plans but was covered by the umbrella liability insurance policy provided to each NEO.

(5)

Mr. Idzik’s new hire equity grant in 2013 was a one-time grant of restricted stock units with an initial value of $9,000,000 (subject to vesting over the four years following the grant date). The Company does not intend to grant additional equity to Mr. Idzik during the initial three-year term of his employment agreement.

(6)

Mr. Petrilli’s cash compensation consists of (i) $484,615 for his services as Interim CEO and (ii) $60,000 in non-employee director fees, including fees for serving as Chairman. The equity grants reported in this table for Mr. Petrilli were granted under our non-employee director compensation program prior to his appointment as Interim CEO. Mr. Petrilli’s term as director and Chairman of the Board ended on May 9, 2013.

(7)	Mr. Curcio’s responsibilities as an executive officer ended on May 1, 2013.

(8)	Mr. Framke’s responsibilities as an executive officer ended on February 4, 2013.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (Dollars expressed in thousands and rounded to the nearest thousand)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Grant Date ($/Sh)	Full Grant Date Fair Value of Equity Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul T. Idzik	1/22/2013	1,500	3,000	4,500	875,912				8,999,996
Frank J. Petrilli		0	0	0
Matthew J. Audette	2/6/2013	400	800	1,200	82,455				899,996
Michael J. Curcio	2/6/2013	575	1,150	1,725	91,617				1,000,000
Michael E. Foley		300	600	900
Gregory A. Framke		575	1,150	1,725
Navtej S. Nandra		825	1,650	2,475
Karl A. Roessner	2/6/2013	200	400	600	69,628				759,990

(1)

Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target payments that were established under the Company’s non-equity compensation plan for 2013 as discussed in the “Compensation Discussion and Analysis,” above. Payments made under the plan in February 2013 are listed in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

Pursuant to SEC disclosure rules, this table does not include equity grants made in early 2014 for performance during 2013 as further described in the “Compensation Discussion and Analysis.” The table only includes equity awards actually granted during 2013. Pursuant to our prior year’s performance plan, these grants were made in early 2013 based on 2012 performance.

(3)

In accordance with the terms of its equity compensation plan, the Company has traditionally set the exercise price for stock options as the average of the high and low sale prices of the Company’s stock on the date of the grant. The Company believes that using the average price provides a more accurate representation of the fair market value on the date of the grant, rather than selecting a single point in time (such as the closing of the market, when traders are balancing portfolios and clearing positions for the day, sometimes resulting in anomalies to the stock price).

(4)	The Company calculated the aggregate grant date fair value of the equity awards in accordance with the stock compensation accounting guidance under GAAP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date
Paul T. Idzik
					875,912	17,202,912	1/22/2013

Matthew J. Audette
					17,254	338,869	1/3/2011
					3,810	74,828	2/10/2011
					49,287	967,997	2/9/2012
					82,455	1,619,416	2/6/2013
	175		144.35	2/20/2014
	1,831		242.80	2/21/2014
	7,500		143.50	3/5/2014
	9,177		51.90	2/11/2015
	5,294		132.25	2/16/2015
	16,250		9.25	2/20/2016
	17,437		14.60	2/11/2017
	11,630	11,629	16.30	1/3/2018
	3,870	3,870	17.58	2/10/2018

Michael J. Curcio
					12,386	243,261	2/10/2011
					71,193	1,398,231	2/9/2012
					68,712	1,349,504	2/6/2013
	7,500		138.90	2/6/2014
	3,126		233.25	2/13/2014
	2,000		144.35	2/20/2014
	16,290		51.90	7/31/2014
	2,470		132.25	7/31/2014
	48,752		9.25	7/31/2014
	51,974		14.60	7/31/2014
	37,734	12,578	17.58	7/31/2014

Michael E. Foley

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date
Gregory A. Framke
	7,500		138.90	2/6/2014
	3,126		233.25	2/13/2014
	2,400		144.35	2/20/2014
	16,290		51.90	3/28/2014
	2,381		132.25	3/28/2014
	34,832		17.58	3/28/2014

Navtej S. Nandra

Karl A. Roessner
					2,381	46,763	2/10/2011
					69,824	1,371,343	2/9/2012
					69,628	1,367,494	2/6/2013
	3,712		14.60	2/11/2017
	2,419	2,418	17.58	2/10/2018

(1)	Unless otherwise noted, all unvested option awards vest equally over a four-year period measured from the date of grant, which is seven years prior to the expiration date.

(2)

Unless otherwise noted, all unvested restricted stock or restricted stock unit awards vest equally over a four-year period measured from the date of grant. The market value of unvested stock awards is based on an assumed price of $19.64 per share, which was the closing price of our Common Stock on December 31, 2013.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul T. Idzik	—	—	—	—
Frank J. Petrilli	—	—	6,717	72,765
Matthew J. Audette	—	—	37,579	397,539
Michael J. Curcio	—	—	140,286	1,833,028
Michael E. Foley	—	—	—	—
Gregory A. Framke	87,884	508,324	109,678	1,189,383
Navtej S. Nandra	—	—	—	—
Karl A. Roessner	—	—	25,995	285,253

(1)

Aggregate value realized upon exercise or vesting is based on the fair market value of our Common Stock (using the average of the high and low sale prices) on the date of exercise or vesting, as applicable. With respect to options, the value realized is calculated by subtracting the exercise price from that fair market value.

PENSION BENEFITS AND DEFERRED COMPENSATION

We do not offer any defined benefit retirement plan to any of our employees, including our NEOs.

Although we have a non-qualified deferred compensation plan, during the fiscal year ended December 31, 2013, none of our NEOs elected to contribute to this plan and there were no aggregate withdrawals, distributions or balances as of December 31, 2013 with respect to any of our NEOs.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Employment Agreements with Named Executive Officers

Under the terms of their employment agreements, each NEO in the table below is entitled to severance benefits in the event of (i) an involuntary termination of the executive officer’s employment without “Cause” (as defined in the employment agreement); or (ii) a voluntary termination of the executive officer’s employment due to an event of “Good Reason,” subject to the executive officer signing a release. The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in compensation; a material, adverse change in the executive officer’s title, authority, responsibilities or duties; relocation; or a material breach by the Company of the agreement. If the termination occurs in anticipation of, or within two years following, a change in control (which we refer to as a “CIC Termination” below), the severance benefits are increased, as described below. The severance benefits (other than for our CEO) include:

•	A lump sum payment equal to one times (or two times upon a CIC Termination) base salary and target cash bonus;

•	A pro-rated share of target bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment (or 24 months following a CIC Termination); and

•	12 months’ (or 100% for Mr. Nandra) accelerated vesting of outstanding equity compensation awards (or full accelerated vesting upon a CIC Termination).

Our CEO’s employment agreement provides the following severance benefits:

•	A lump sum payment equal to one times base salary and target cash bonus;

•	A prorated share of target bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment; and

•

A portion of his initial equity awards that were granted upon his hiring in 2013 would be accelerated subject to a formula based upon the year of termination, as described below, except that these equity awards would become fully vested following a CIC Termination. The formula for determining the amount that will be accelerated absent a CIC Termination is: (i) an amount, if any, such that an aggregate of 1/3 of such initial equity awards have become vested (whether through regular vesting during employment or accelerated vesting); and (ii) if the termination occurs after the first anniversary of his start date, an additional amount calculated as (A) 2/3 of the total number of shares subject to such initial equity awards multiplied by (B) a fraction, the denominator of which is 36 and the numerator of which is the number of months from the most recent annual anniversary of his start date to the date of termination.

In addition, under our standard forms of equity compensation agreement (including for executive officers), all equity awards become vested in the event of the employee’s death. In the event of an NEO’s death or permanent disability, we will pay his estate a pro rata share of his non-equity incentive plan amount for that year.

The following table shows the estimated value of benefits under each of the above scenarios, assuming the specified event occurred on December 31, 2013.

Name Event of Termination	Cash Payment	Accelerated Vesting of Equity (1)	Benefits (2)	Total
Paul T. Idzik
Involuntary Termination	$7,000,000 (3)	$5,734,310	$11,772	$12,746,082
CIC Termination	$7,000,000 (3)	$17,202,912	$11,772	$24,214,684
Death	$3,000,000 (4)	$17,202,912	$—	$20,202,912
Frank J. Petrilli
Termination (5)	$—	$—	$—	$—
Matthew J. Audette
Involuntary Termination	$2,100,000 (3)	$957,781	$12,108	$3,069,889
CIC Termination	$3,400,000 (3)	$3,047,923	$24,216	$6,472,139
Death	$800,000 (4)	$3,047,923	$—	$3,847,923
Michael J. Curcio
Termination (5)	$1,650,000	$1,070,501	$—	$2,720,501
Michael E. Foley
Involuntary Termination	$1,650,000 (3)	$—	$1,548	$1,651,548
CIC Termination	$2,700,000 (3)	$—	$3,096	$2,703,096
Death	$600,000 (4)	$—	$—	$600,000
Gregory A. Framke
Termination (5)	$2,133,562	$486,061	$—	$2,619,623
Navtej S. Nandra
Involuntary Termination	$5,700,000 (3)	$—	$7,716	$5,707,716
CIC Termination	$6,450,000 (3)	$—	$15,432	$6,465,432
Death	$1,650,000 (4)	$—	$—	$1,650,000
Karl A. Roessner
Involuntary Termination	$1,600,000 (3)	$824,876	$11,772	$2,436,648
CIC Termination	$2,800,000 (3)	$2,790,581	$23,544	$5,614,125
Death	$400,000 (4)	$2,790,581	$—	$3,190,581

(1)

The market value of any equity awards that would vest on each event is based on an assumed price of $19.64 per share, which was the closing price of our Common Stock on December 31, 2013, less the applicable exercise price in the case of stock options.

(2)

Consists of continued medical coverage, assuming a cost of $981 per month for Messrs. Idzik and Roessner, $1,009 per month for Mr. Audette, $643 per month for Mr. Nandra and $129 per month for Mr. Foley.

(3)

For all NEOs except Mr. Idzik, represents one times (or two times for a CIC termination) the sum of salary and target bonus, plus prorated bonus for the year of termination. Because payment of prorated bonus in this circumstance requires us to meet our target performance for the year (which we met for 2013) and assumes termination on December 31, 2013, this reflects payment of 100% of target. For Mr. Nandra, because December 31, 2013 was before his initial equity grant, he would have received an additional $1,650,000 in cash. Mr. Idzik’s employment agreement provides for one times the sum of salary and target bonus, plus prorated bonus for the year of termination, in the event of involuntary termination (including CIC Termination).

(4)	Because this scenario presumes the triggering event occurred on December 31, 2013, the pro rata value is 100% of the target bonus for 2013.

(5)	Reflects the actual value received in cash severance payment and acceleration of outstanding restricted stock unit awards at termination.

Interim CEO Agreement. During his service as Interim CEO, we agreed to pay Mr. Petrilli $500,000 per month, in lieu of his director meeting fees. He was not eligible for severance benefits. In the event of a change in control, his non-employee director equity awards provided for accelerated vesting; however, all equity awards granted to Mr. Petrilli had fully vested as of May 9, 2013, such that no equity awards were subject to acceleration as of his date of departure from the Company.

Former NEO Separation Payments. Upon their departures, Messrs. Curcio, Framke and Petrilli received the separation payments reflected in the Summary Compensation Table above, consistent with their employment agreements previously described, except that Mr. Curcio also received eligibility for vesting of all of his equity awards in exchange for signing a non-competition agreement.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2013, regarding our equity compensation plans:

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	5,035,078	$62.52	8,384,242
Equity compensation plans not approved by stockholders	—	—	—

Total	5,035,078	$62.52	8,384,242

(1)	Includes stock options and restricted stock units, but not restricted shares.

(2)	Excludes restricted stock units, which have no exercise price.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth in this Proxy Statement with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Joseph M. Velli, Chair

Richard J. Carbone, Member

Frederick W. Kanner, Member

Rebecca Saeger, Member

Stephen H. Willard, Member

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2013, Messrs. Carbone, Fisher, Kanner and Lawson, Ms. Saeger and Messrs. Velli and Willard served on the Compensation Committee. None of these individuals was at any time during 2013, or at any other time, an officer or employee of the Company. No executive officer of the

Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Party Transactions

In April 2007, the Board formally adopted a policy, which was most recently updated on February 7, 2013, with respect to related party transactions that provides procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Governance Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and on our website at about.etrade.com in the “Corporate Governance” section.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to the Company. Certain lawsuits we are involved in are discussed under Note 20 of Item 8. Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014 with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of our directors, executive officers and owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements during 2013.

STOCKHOLDER PROPOSALS

Stockholder Proposals to Be Considered for Inclusion in the Company’s 2015 Proxy Materials. Stockholders may submit proposals for inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8. To be considered for inclusion in our proxy materials for the 2015 Annual Meeting, stockholder proposals must be received no later than November 25, 2014 at the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary, and must comply with all provisions of Rule 14a-8. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy materials for the 2015 Annual Meeting.

Other Stockholder Proposals for Presentation at the 2015 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy materials for the 2015 Annual Meeting of Stockholders, but is instead intended to be presented at the 2015 Annual Meeting, or that intends to submit a candidate for nomination as director, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than October 26, 2014 and no later than November 25, 2014 as set forth more fully in the Company’s Bylaws, and must comply with the other requirements set forth in the Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2013, the Audit Committee met 13 times and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The members of the Audit Committee, along with other members of the Board, receive director education from its independent auditors at least once a year. The Audit Committee is entirely made up of independent directors as defined in applicable SEC and NASDAQ rules as well as the Company’s Corporate Governance Guidelines. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, and standards of the PCAOB, including those described in Auditing Standard No. 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2013, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Joseph L. Sclafani (Chair)
Richard J. Carbone
Frederick A. Kanner
James Lam
Donna L. Weaver

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2014

The Internet Availability Notice, the Proxy Statement and the Company’s Annual Report on Form 10-K are available at www.proxyvote.com.

FORM 10-K

On February 25, 2014, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC. Stockholders may obtain a copy of the Annual Report, as well as copies of this Proxy Statement and a proxy card, without charge on the Company’s website at about.etrade.com, by writing to the Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, emailing ir@etrade.com or calling us at (646) 521-4340.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

E*TRADE FINANCIAL CORPORATION 1271 AVENUE OF THE AMERICAS 14TH FLOOR NEW YORK, NY 10020	VOTE BY INTERNET - www.proxyvote.com

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E*TRADE FINANCIAL CORPORATION
The Board of Directors recommends you vote FOR the following:
		For	Against	Abstain
1.	Election of Directors:
	1a. Richard J. Carbone	☐	☐	☐
	1b. Mohsen Z. Fahmi	☐	☐	☐
	1c. Christopher M. Flink	☐	☐	☐
	1d. Paul T. Idzik	☐	☐	☐	The Board of Directors recommends you vote FOR the following advisory proposal:		For	Against	Abstain
	1e. Frederick W. Kanner	☐	☐	☐	2.	To approve the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting	☐	☐	☐
	1f. James Lam	☐	☐	☐
	1g. Rodger A. Lawson	☐	☐	☐	The Board of Directors recommends you vote FOR the following:
	1h. Rebecca Saeger	☐	☐	☐	3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014	☐	☐	☐
	1i. Joseph L. Sclafani	☐	☐	☐
	1j. Joseph M. Velli	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
	1k. Donna L. Weaver	☐	☐	☐
					For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69830-P50651

E*TRADE FINANCIAL CORPORATION Annual Meeting of Stockholders May 6, 2014 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul T. Idzik and Karl A. Roessner, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side of this card, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 7, 2014 at the Annual Meeting of Stockholders of E*TRADE Financial Corporation to be held May 6, 2014, or at any postponement or adjournment thereof. If this card is properly executed and returned and no such directions are made, this proxy will be voted as recommended by our Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side